Exhibit 99.1

Escalade Sports Acquires Goalsetter® To Strengthen Basketball Category Leadership

Global Sporting Goods Leader Adds Iowa-Based Brand of Premium In-Ground Basketball Goals to Its Extensive Sports Equipment Portfolio; Announces Manufacturing Partnership with Co-Line Manufacturing

EVANSVILLE, Ind., Sept. 30, 2015 /PRNewswire/ -- Escalade Sports®, a wholly owned subsidiary of Escalade, Inc. (Nasdaq: ESCA) and global leader in sports and outdoor recreational equipment, today announced that it has acquired Goalsetter Systems, Inc., a premium brand of in-ground basketball goals for residential, institutional and commercial use, from Iowa-based Co-Line Manufacturing, a company known for its advanced metal-fabrication services. The acquisition will significantly strengthen Escalade Sports' leadership in the residential in-ground basketball goal category. Escalade expects the acquisition of Goalsetter to be accretive to their business results beginning in 2016.

Part of a broader company strategy to strengthen its position in established and emerging sports and outdoor recreational activities, the acquisition of Goalsetter will help Escalade Sports grow its specialty channel of distribution by providing customers with the two leading brands in the industry – its existing Goalrilla brand and, now, Goalsetter. Escalade Sports will partner with Co-Line Manufacturing in manufacturing at its two modern facilities, totaling 180,000 square feet, in Sully, Iowa. The acquisition will provide Escalade Sports access to Goalsetter's extensive technology portfolio, including its internal compression height adjustment and ground anchor hinge systems.

"We are pleased to announce the addition of Goalsetter to the Escalade Sports family of sports equipment brands," said Robert J. Keller, president and chief executive officer of Escalade, Inc. "This acquisition will help support the aggressive market strategy we have implemented to strengthen our leadership of the residential in-ground basketball category through brand-building and product innovation. The acquisition of Goalsetter allows us to provide better service to our specialty channel customers and compete more broadly in the sporting goods channel. Additionally, our partnership with Co-Line Manufacturing will enable us to work with a proven supplier to increase our supply chain flexibility and increase our speed to market."

Dale Brand, co-owner of Co-Line Manufacturing said, "Co-Line is very excited about this transaction with Escalade Sports. They will be excellent stewards of the Goalsetter brand, and we will be able to focus on our core business and what we do best – exceptional quality metal fabrication. We look forward to the ongoing relationship with Escalade and the opportunity to continue to build Goalsetter products here at our Iowa-based facility."

In the early 1990s, Goalsetter was the first-to-market with a premium, in-ground, height adjustable, regulation-size basketball hoop system, enabling younger players to better develop as they grew and improved their skills. Today, Goalsetter basketball systems are "Made in the USA," have a unique look and offer features including an offset pole design as well as compression jack and hinged anchor systems. Goalsetter offers a wide variety of basketball products ranging from its 36" junior basketball hoop up to its 72" regulation-size goals. Goalsetter provides a broad range of basketball accessories and has a collegiate licensing agreement to sell pole pads and decals for most major NCAA basketball conferences.

Escalade Sports products are available at sporting goods dealers and independent retailers nationwide. For more information, visit www.EscaladeSports.com.

ABOUT ESCALADE SPORTS
Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear Archery and Trophy Ridge archery accessories; STIGA® and Ping-Pong® table tennis; Accudart® and Unicorn® darting; Onix Sports and Pickleball Now pickleball equipment; Goalrilla, Goaliath® and Silverback® residential in-ground basketball systems; the STEP® fitness products; Woodplay® and Childlife® premium playsets; and Cue and Case Sales – a leader in specialty billiard accessories. Escalade Sports products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, game rules, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, Escalade's ability to successfully achieve the anticipated results of strategic acquisitions, including the integration of the operations of acquired assets and businesses, the impact of competitive products and pricing, product demand and market acceptance, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Media Contact:	BMLPublic Relations
Brian M. Lowe
Laurie Pepitone
973-337-6395

Logo - http://photos.prnewswire.com/prnh/20130830/MM72120LOGO